Exhibit 99.1
CHICAGO—(BUSINESS WIRE)—CytoCore Inc. (OTCBB:CYOE — News), the developer of cost-effective products used in the practice of cytology for the detection and diagnosis of cancer and cancer related diseases, announced today that NeoMed has made an investment in CytoCore Inc.
NeoMed Management, an international investment firm, is exclusively focusing on the healthcare and life science industry. Founded in 1996, NeoMed has established four funds, with total committed capital exceeding $200 million.
NeoMed invests in young companies with outstanding growth prospects. Portfolio companies typically develop innovative products addressing inadequately served medical needs in the following industry sectors: pharmaceuticals, biotechnology drugs, diagnostics, medical devices and instruments.
In settlement of outstanding litigation related to the issuance of notes by Molecular Diagnostics Inc., the former name of CytoCore Inc. and related term sheets in 2001 and 2002, NeoMed has agreed to accept 2,658,800 restricted shares valued at $.50 per share along with 217,000 warrants with an exercise price of $.50 per share.
Robert F. McCullough Jr., CEO of CytoCore Inc., commented, “We are happy to settle all outstanding issues and reduce our liabilities by $1,329,400 related to the previously issued notes and accrued interest. We also are happy to utilize NeoMed’s network and expertise with regard to the development of young companies’ growth prospects in addressing inadequately served medical needs as we develop and implement `CytoCore Solutions’.”
Erik Amble, Managing Partner of NeoMed, added, “Since 2001, we have been intrigued by the potential of CytoCore’s innovative technologies and products and the large markets these technologies and products address.”
About CytoCore, Inc.
CytoCore develops cost-effective, highly accurate screening systems for early detection of gynecological and other cancers. Designed for easy deployment at a laboratory or at the point-of-care, the CytoCore suite of sample collection technologies assists in the detection of cervical, endometrial, and other cancers. The CytoCore Solutions System is being developed to provide medical practitioners with highly accurate, low-cost, screening systems for cervical and other cancers that can be seamlessly integrated into existing medical models. More information is available at:
http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.cytocoreinc.com%2F&esheet=6210785&lan=en_US&anchor=www.cytocoreinc.com&index=1&md5=902c8746bc732383b9ca52d95a714847.

Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.